EXHIBIT 10.19

North Ranch Corporate Center
4580 E. Thousand Oaks Boulevard
Westlake Village, CA 91362

OFFICE LEASE

Grenhill Development Corporation,
a California corporation

as Landlord,

and

Tekelec,
a California corporation

as Tenant.

-i-

Page
ARTICLE 25 LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	26

ARTICLE 26 ENTRY BY LANDLORD	26

ARTICLE 27 TENANT PARKING	27

ARTICLE 28 MISCELLANEOUS PROVISIONS	27

-ii-

SUMMARY OF BASIC LEASE INFORMATION

     The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the office building described in Section 6.1 below (the “Building”). Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any initially capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE
(References are to the Office Lease)			DESCRIPTION
1.	Dated as of:		December 14, 2004.

2.	Landlord:		Grenhill Development Corporation a California corporation

3.	Address of Landlord (Section 29.14):		330 No. Brand Boulevard Suite 11806 Glendale, CA 91203 Attention: Sarwono Sutrisno

4.	Tenant:		Tekelec a California corporation

5.	Address of Tenant (Section 29.14):		26580 Agoura Road Calabasas, CA 91302 Attention: Dan Detwiler (Prior to Lease Commencement Date)

and

4580 E. Thousand Oaks Boulevard Westlake Village, CA 91362

Attention: Dan Detwiler (After Lease Commencement Date)
6.	Premises (Article 1):

	6.1	Building:	North Ranch Corporate Center 4580 E. Thousand Oaks Boulevard Westlake Village, CA 91362

	6.2	Premises:	Approximately 22,409 rentable (21,266 usable) square feet of space located on the 2nd and 3rd floors, as set forth in Exhibit A attached hereto.

S-1-

TERMS OF LEASE
(References are to the Office Lease)			DESCRIPTION
	6.3	Approximate Number of rentable square feet in Building:	37,813

7.	Term (Article 2):

	7.1	Lease Term:	Ten (10) years.

	7.2	Lease Commencement Date:	The date that is the first Monday after the Premises are ready for occupancy (as more fully described in Article 2) by Tenant for the conduct of its business.

	7.3	Lease Expiration Date:	The day prior to the tenth (10th) anniversary of the Lease Commencement Date.

8.	Base Rent (Article 3):		Subject to Rent Abatement months two (2), three (3), four (4), twenty-three (23), twenty-four (24) and forty-nine (49).

		Monthly
	Annual	Installment	Annual Rental
Lease Year	Base Rent	of Base Rent	Rate per Rentable Square Foot
Year 1	$626,555.64	$52,212.97	$27.96 Modified Gross
Year 2	$626,555.64	$52,212.97	$27.96 Modified Gross
Year 3	$653,446.44	$54,453.87	$29.16 Modified Gross
Year 4	$653,446.44	$54,453.87	$29.16 Modified Gross
Year 5	$680,337.24	$56,694.77	$30.36 Modified Gross
Year 6	$680,337.24	$56,694.77	$30.36 Modified Gross
Year 7	$707,228.04	$58,935.67	$31.56 Modified Gross
Year 8	$707,228.04	$58,935.67	$31.56 Modified Gross
Year 9	$734,118.84	$61,176.57	$32.76 Modified Gross
Year 10	$734,118.84	$61,176.57	$32.76 Modified Gross

9.	Additional Rent (Article 4):

	9.1	Base Year:	The calendar year of 2005.

	9.2	Tenant’s Share of Direct Expenses:	Approximately 59.26%.

10.	Security Deposit (Article 21):		$61,176.57.

11.	Number of Parking Passes (Article 28):		Eighty-five (85) parking passes.

12.	Brokers (Section 29.18):		Landlord — CB Richard Ellis Tenant – The Staubach Company

S-2-

TERMS OF LEASE
(References are to the Office Lease)		DESCRIPTION
13.	Permitted Use (Section 5):	General Office

14.	Option to Extend:	One 5-year option to extend, exercisable upon not less than nine (9) months nor more than twelve (12) months prior written notice.

15.	Options to Terminate:	• At end of fifth year with nine (9) months prior written notice and termination fee.

• At end of seventh year with nine (9) months prior written notice and termination fee.

The foregoing terms of this Summary are hereby agreed to by Landlord and Tenant.

“Landlord”:

Grenhill Development Corporation, a California corporation

By:

Its:

“Tenant”:

Tekelec, a California corporation

By:

Its:

S-3-

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto as pages S-1 through S-4 and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between “Landlord” and “Tenant” as those terms are defined in Sections 2 and 4 of the Summary, respectively.

REAL PROPERTY, BUILDING AND PREMISES

Real Property, Building and Premises. Upon and subject to the terms set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.2 of the Summary (the “Premises”), which Premises are located in the building (the “Building”) set forth in Section 6.1 of the Summary. Landlord and Tenant hereby stipulate and agree that the measurement of the Premises, calculated pursuant to the Standard Method of Measuring Floor Area in Office Buildings, ANSI=Z65.2.2-1996 promulgated by the Building Owners and Managers Association International, is as set forth in Section 6.2 of the Summary, and such square footage shall not be subject to remeasurement or modification. Landlord and Tenant hereby stipulate and agree that the rentable area of the Premises is as set forth in Section 6 of the Summary, and such square footage shall not be subject to remeasurement or modification. The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. The Building, the parking area servicing the Building, the land upon which the Building stands, and the land, improvements and other buildings surrounding the Building which are designated from time to time by Landlord as appurtenant to or servicing the Building, are herein sometimes collectively referred to herein as the “Real Property.” Except as specifically set forth in this Lease, the Tenant Work Letter attached hereto as Exhibit D (the “Tenant Work Letter”), the Space Plan Specifications attached hereto as Exhibit G and the construction documents, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant is relying upon Landlord’s representation or warranties that the Premises, the Building and the Project are in compliance with all current applicable Uniform Building Codes and that as of the Commencement Date of the Lease, all systems service the Building, Premises, or the Project are in prime working order and repair. However, neither Landlord nor its agent have made any representations or warranties with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises were at such time in good and sanitary order, condition and repair subject to latent or patent defects, minor Punch List items, which cost to repair shall be the Landlord’s responsibility.

Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations attached hereto as Exhibit B (the “Rules and Regulations”), those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Real Property and the Common Areas; provided that such closures, alterations, additions, changes in location, ingress or egress do not materially, adversely affect the Tenant or impair Tenant’s conduct of business from the Premises.

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. Notwithstanding anything to the contrary in this Lease, the actual Commencement Date shall be on the Monday after the Premises are ready for occupancy. The Premises shall be deemed ready for occupancy when: a) a Certificate of Occupancy permitting lawful occupancy of the Building and Premises or temporary Certificate of Occupancy (“TCO”) is received by the Landlord from the City of Thousand Oaks (provided that if a TCO is issued, Landlord shall diligently pursue a Certificate of Occupancy prior to expiration of the TCO); b) the Building’s sanitary, electrical and HVAC systems are fully operational; c) access to the Premises, public areas and parking facilities are available with all fire and life safety components in place; d) the improvements to the offices and other public areas of the Building are substantially complete, except for minor “punch-list” items and; e) Tenant has been given twenty (20) days prior access to the Premises for the purposes of installing furnishings, fixtures and equipment, which access may be concurrent with the construction of the Tenant Improvements and provided that Tenant shall not interfere with Landlord’s contractor. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term beginning on the Commencement Date. Within thirty (30) days of the Commencement Date, Landlord shall deliver to Tenant a notice in the form as set forth in Exhibit C attached hereto, which Tenant shall execute and return to Landlord within five (5) business days of receipt thereof. In the event that after the execution of this Lease it appears that the Landlord will be delayed in delivering the Premises to Tenant beyond April 17, 2005 (the “Outside Date”), for any reason other than delays caused by Tenant, then Tenant shall be permitted, by giving fifteen (15) days prior written notice to Landlord (the “Termination Notice”), to terminate this Lease and Tenant shall have no further obligations to Landlord under the Terms of this Lease. Landlord will have five (5) days after Tenant’s delivery of the Termination Notice to provide Tenant with assurances, reasonable to Tenant, that Landlord will be able to successfully complete construction of the Building and the contemplated Tenant Improvements so as to allow Tenant to occupy the Building and Premises by the Outside Date.

BASE RENT

Tenant shall pay, without notice or demand, to Landlord at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, giving Tenant reasonable advance notice, in the form of a check or currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. Notwithstanding the foregoing, Tenant shall not be obligated to pay Base Rent for the 2nd, 3rd, 4th, 23rd, 24th, and 49th months of the Lease Term (the “Abated Base Rent”). The Base Rent for the first full calendar month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any “Rent,” as that term is defined in Section 4.1, below, payment date (including the Lease Commencement Date) falls on a day of a calendar month other than the first day of such calendar month or if any Rent payment is for a period which is shorter than one calendar month such as during the last month of the Lease Term, the Rent for any fractional calendar month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ADDITIONAL RENT

Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1 of this Lease. Notwithstanding anything in this Lease to the contrary, Tenant shall not be obligated to pay any portion of such excess Direct Expenses during the first twelve (12) months of the Lease Term. Such additional rent, together with any and all other amounts payable by Tenant to Landlord, as additional rent or otherwise, pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

     “Base Year” shall mean the period set forth in Section 9.1 of the Summary.

     “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

     “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

     “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay or incur during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid or incurred for (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) fees, charges and other costs, including management fees or administrative charges (or amounts in lieu thereof), consulting fees (including but not limited to any consulting fees incurred in connection with the procurement of insurance), legal fees and accounting fees, of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Real Property; (vi) the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, restriping, and cleaning, which cost shall be amortized over the useful life of the expenditure; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits of all persons engaged in the operation, maintenance or security of the Real Property; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building, which cost (in the case of replacement) shall be amortized over the useful life of the expenditure; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, exterior windows and walls, repair to roofs and re-roofing, waterproofing and sealing of garage, foundation and basement areas, which cost (in the case of replacement) shall be amortized over the useful life of the expenditure; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Real Property; (xiii) the cost of capital improvements or other costs incurred in connection with the Real Property (A) which relate to the operation, repair, maintenance and replacement of all systems, equipment or facilities which serve the Real Property in the whole or in part, (B) which are a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, or any portion thereof to the extent of cost savings reasonably anticipated by Landlord, or (C) that are required under any governmental law or regulation that is then enforced against the Real Property by a federal, state or local governmental agency; provided, however, that each such permitted capital expenditure shall be amortized (including interest on the unamortized cost) over its useful life; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building. If the Building is not fully occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such Expense Year as reasonably determined by Landlord employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been ninety-five percent (95%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Expense Year.

          Notwithstanding anything to the contrary, Direct Expenses shall not include the following items or cost components:

1. Costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, as distinguished from the costs of building operations, including, but not limited to, partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), commission related to costs of selling as well as the costs of syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants;

2. Costs incurred in connection with the construction of the Building or in connection with any addition or capital improvements to the Building subsequent to the date of original construction (to the extent they upgrade or improve the Building as opposed to replacing existing items that have worn out), including but not limited to correcting defects in or inadequacy of the initial design or construction of the Building;

3. Depreciation, interest and principal payments on mortgages, and other debt costs, if any;

4. Expenses directly resulting from the negligence of Landlord, its agents, servants or employees;

5. Legal fees, space planners’ fees, real estate brokers’ leasing commissions, and advertising expenses incurred in connection with the original development or original leasing of the Building or future leasing of the Building;

6. Costs for which Landlord is reimbursed by its insurance carrier or any tenant’s insurance carrier;

7. Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

8. The expense of extraordinary services provided to other tenants in the Building;

9. The wages of any employee who devotes less than 49% of all his or her time to the Building;

10. Fines, penalties, and interest unless caused by Tenant;

11. Insurance deductible expenses for any and all claims made by Landlord, unless caused by Tenant;

12. Wages and fees incurred in connection with the ownership, management and operation of the parking structure;

13. Any Operating Expenses in connection with the ground floor and mezzanine levels, or any other floor in the Building devoted to retail operation;

14. Any recalculation of or additional Operating Expenses actually incurred more than two (2) years prior to the year in which Landlord proposes that such costs by included;

15. Mass transit or such other public transportation pass-through assessment, if any;

16. Costs incurred due to Landlord’s failure to comply with laws enacted on or before the date the Building’s Temporary Certificate of Occupancy is validly issued;

17. Costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is directly reimbursed by tenant(s);

18. Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

19. Expenses in connection with services or other benefits that are not provided to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building;

20. Costs of alterations or improvements to the Premises or the Premises of other tenants;

21. Rentals and other related expenses incurred in leasing equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services;

22. All items and services for which Tenant or any other tenant in the Building reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

23. Electric power costs for which any tenant directly contracts with the local public service company;

24. Wages, salaries, fees and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord unless employed at competitive rates as independent contractors and any other expenses representing an amount paid to a related corporation, entity or person that is in excess of the amount that would be paid in the absence of such relationship;

25. The cost of tools and equipment used initially in the construction, operation, repair and maintenance of the Building;

26. The cost of overtime or other expense to Landlord in curing its defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense; and

27. Amounts paid by Landlord (including interest) on account or to cure violations of or deviations from the requirements or statutes, laws, regulations notices or ordinances on any part of the Project or Building and any costs or expense resulting from Landlord’s violation of any agreement to which it is a party and costs incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy hazardous materials from the Project.

Landlord shall make payments for goods, utilities and services in a timely manner to obtain the maximum possible discount. If capital items that are customarily purchased by landlords of first class office buildings in Ventura County are leased, rather than purchased, by Landlord, the decision by Landlord to lease the item in question shall not serve to increase Tenant’s proportionate share of Operating Expenses beyond that which would have applied had the item in question been purchased. In the calculation of any expenses hereunder, it is understood that no expense shall be charged more than once. Landlord shall use its best efforts to effect an equitable pro-ration of bills for services rendered to the Building and to any other property owned by Landlord. Landlord agrees to keep books and records showing the Operating Expenses in accordance with generally accepted accounting principles consistently maintained on a year-to-year basis. Tenant shall have a right to inspect Landlord’s books and records to assure proper accounting, within twelve (12) months of the receipt of a “Statement” (as defined in Section 4.3.2), at the cost of Tenant. Landlord shall reimburse Tenant, upon demand, for all costs reasonably incurred by Tenant in connection with any audit in the event that such audit determines that the Operating Expenses collected by Landlord exceed the actual Operating Expenses for the applicable period by more than five percent (5%), but in no event exceeding the sum of $6,000.

     “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay or incur during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Real Property. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Real Property, the Building, and all tenant improvements in the Building were fully assessed for real estate tax purposes, and accordingly, during the portion of any Expense Year occurring during the Base Year, Tax Expenses shall be deemed to be increased appropriately.

          Tax Expenses shall include, without limitation:

          Subject to Section 4.2.5.4 hereof, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

          Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

          Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

          Any possessory taxes charged or levied in lieu of real estate taxes.

               Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Tax refunds shall be deducted from Tax Expenses in the Expense Year they are received by Landlord. All special assessments which may be paid in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included in Operating Expenses except in the year in which the assessment is actually paid; provided, however, that if the prevailing practice in comparable buildings located in the vicinity of the Building is to pay such assessments on an early basis, and Landlord pays the same on such basis, such assessments shall be included in Operating Expenses in the year paid by Landlord. The amount of Tax Expenses for the Base Year attributable to the valuation of the Real Property, inclusive of tenant improvements, shall be known as “Base Taxes”.

               Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1 or levied in whole or part in lieu of Tax Expenses), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

               4.2.5.4 In the event of a sale or transfer of the Building or Project that results in a reassessment of property value and corresponding increase in property taxes, Tenant shall be exempt from payment of any resulting increase in Tax Expenses during the first seven (7) years of the Lease Term as follows: (i) during Years 1 and 2 of the Lease Term Tenant shall be exempt from 75% of such Tax Increases; (ii) during Years 3 through 5 of the Lease Term Tenant shall be exempt from 50% of such Tax Increases; and (iii) during Years 6 and 7 of the Lease Term Tenant shall be exempt from 25% of such Tax Increases.

     “Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building. In the event either the Premises and/or the Building is expanded, Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect

     4.2.6.1 If the Project is not fully assessed for real estate taxes during the Base Year, for purposes of determining Base Year Tax Expenses Landlord shall calculate the Base Year real estate taxes as if they had been computed on the full assessed value of the Project..

Calculation and Payment of Additional Rent.

     Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of the amount of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

     Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant, on or before the first day of April following the end of each Expense Year (but in no event later than the first of May following the end of each Expense Year), a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.3.3, below. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Direct Expenses for the Expense Year in which this Lease terminates, taking into consideration that the Lease Expiration Date may have occurred prior to the final day of the applicable Expense Year, if an Excess is present, Tenant shall within thirty (30) days of billing pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

     Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing Direct Expenses, which shall be based upon the Estimate, to the amount of Direct Expenses applicable to the Base Year, which Estimate Statement may be provided by Landlord once a year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement (or a revision thereof) an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, within thirty (30) days, a fraction of the Estimated Excess (or the increase in the Estimated Excess if pursuant to a revised Estimated Statement) for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

Allocation of Direct Expenses. Notwithstanding anything to the contrary set forth in this Article 4, when calculating the Direct Expenses for the Base Year, such Direct Expenses shall not include any increase in Tax Expenses attributable to special assessments, charges, costs, or fees, or due to modifications or changes in governmental laws or regulations, including but not limited to the institution of a split tax roll, and Operating Expenses shall exclude market — wide labor — rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages and amortized costs relating to capital improvements.

Taxes and Other Charges for Which Tenant Is Directly Responsible.

               Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

               If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the actual cost of the Tenant Improvements, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

               Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

USE OF PREMISES

Permitted Use. Tenant shall use the Premises solely for the “Permitted Use,” as that term is defined in Section 13 of the Summary, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for: (i) offices or agencies of any foreign governmental or political subdivision thereof; (ii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant shall not allow occupancy density of use of the Premises which is greater than one person for each 100 square feet of the Premises. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit B, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Building or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project.

SERVICES AND UTILITIES

Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

     Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday and on Saturday from 9:00 A.M. to 1:00 P.M., except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day and at Landlord’s reasonable discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). Subject to unusual circumstances beyond Landlord’s reasonable control, Tenant shall be permitted access to the Premises twenty-four hours per day, seven days a week, three hundred sixty five days per year.

     Landlord shall provide adequate electrical wiring and facilities for connection to Building standard ceiling mounted lighting fixtures and incidental use equipment, provided that Tenant’s consumption of electricity does not exceed 4 kilowatt/hour per usable square foot of the Premises per month, which electrical usage shall be subject to applicable laws and regulations, including Title 24. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

     Landlord shall provide city water from the regular Building outlets for drinking, kitchen, lavatory and toilet purposes.

     Landlord shall provide janitorial services in all common areas of the Building. Tenant shall provide its own janitorial services for the Premises.

     Landlord shall provide nonexclusive automatic elevator service at all times, provided, however that Landlord shall install systems in the elevator service (e.g., key card or security keys) that will permit Tenant to secure elevator access to the Premises.

     Landlord shall wash outside surface windows of the Premises at least once per year.

     Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Building or the risers or wiring installation. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use and Landlord shall supply such utilities to Tenant at the Landlord’s actual cost plus an administrative charge of ten percent (10%) (which shall be treated as Additional Rent). Additionally, as part of Landlord’s responsibility to construct the Tenant Improvements, Landlord shall bear the initial cost of all electrical, gas and water usage meters as well as any other equipment specified in the construction documents required to provide such extra services to Tenant.

Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable. Notwithstanding anything contained in this Lease to the contrary, if there is any material slowdown, interruption or stoppage of any of the services required to be provided by Landlord for a period in excess of three (3) consecutive business days, or seven (7) non-consecutive business days in any six (6) month period, and provided such cause is not the result of any “Force Majeure” (as defined in Section 28.16), and such slowdown, interruption or stoppage materially interferes with the conduct of Tenant’s business at the Premises, then Rent shall be abated in proportion to the affected portion of the Premises until the problem is fully cured or remedied. In the event that only a portion of the Premises is affected and the remaining portion is not sufficient to allow Tenant to conduct its business therein, and if Tenant does not conduct its business from such remaining portion, Rent for the entire Premises shall be abated until services are restored.

REPAIRS

Tenant’s Repair Obligations. Except as otherwise provided herein and subject to the terms of Article 6, Tenant shall, at Tenant’s own expense, pursuant to the terms of this Lease, including without limitation Article 8 hereof, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term except to the extent caused by Landlord’s acts or damage arising from any casualty, normal wear and tear, or other events that are not the direct result of Tenant’s acts or omissions. In addition, Tenant shall, at Tenant’s own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, pursuant to the terms of this Lease, including without limitation Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

Landlord’s Repair Obligations. Landlord shall repair any and all items or Building systems within or serving the Premises, which become injured, damage, or break, as a result of any event that is not caused by Tenant’s negligence or willful misconduct and the cost of such repairs will be borne by Landlord and may be included in the calculation of Building Operating Expenses as stated in Article 4, Additional Rent. Landlord shall, at its sole cost and expense, shall be solely responsible for the repair of all latent or patent structural defects in the Building prior to and during the term of the Lease and any extensions thereof, which cost shall not be included in the calculation of Building Operating Expenses as stated in Article 4. Landlord shall as a part of its responsibilities maintain all landscaping of the Real Property surrounding the Building in a manner comparable to other first class office buildings located in the Westlake Village office sub-market.

ADDITIONS AND ALTERATIONS

Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned, or delayed. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter, attached hereto as Exhibit D, and not the terms of this Article 8. Notwithstanding the foregoing, Tenant shall be permitted to make non-structural Alterations without Landlord’s consent, so long as such Alterations do not (i) affect Building systems, (ii) affect the structural elements of the Building, and (iii) exceed a cost of $25,000 in any calendar year; provided however that Tenant shall have the right to make cosmetic changes such as painting or carpeting so long as such changes to not exceed a cost of $100,000 in any calendar year.

Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen selected by Landlord; provided, however, that Landlord shall notify Tenant, at the time Tenant requests Landlord’s consent to make Alterations, as to whether or not it shall require such Alterations shall be removed at the end or the Lease Term or sooner expiration. Tenant shall be permitted to use contractors of its selection to perform the Alterations, subject to Landlord’s reasonable approval by Landlord. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the City of Westlake Village, in conformance with Landlord’s construction rules and regulations. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the common areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. Upon completion of any Alterations, Tenant agrees to cause a timely Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with the terms of Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations at Tenant’s cost.

Payment for Improvements. If payment is made directly to contractors, Tenant shall comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors. Whether or not Tenant orders any work directly from Landlord, Tenant shall not be required to pay to Landlord any fee to compensate Landlord for overhead, general conditions, fees, or other costs and expenses arising from Landlord’s involvement with such work.

Construction Insurance. In the event that Tenant makes any Alterations, Tenant agrees to carry or cause its general contractor to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.

Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal. Furthermore, if Landlord, as a condition to Landlord’s consent to any Alteration, requires that Tenant remove any Alteration upon the expiration or early termination of the Lease Term, Landlord may, by written notice to Tenant given at the time Tenant requests Landlord’s consent for such Alterations, require Tenant at Tenant’s expense to remove such Alterations and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the actual cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

COVENANT AGAINST LIENS

Tenant shall keep the Building and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Building and Premises.

INSURANCE

Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, trustees, ancillary trustees and their respective officers, directors, shareholders, beneficiaries, agents, servants, employees, and independent contractors (collectively, the “Landlord Parties”) shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Losses and Liabilities”) incurred in connection with or arising from any cause in, on or about the Premises or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, the “Tenant Parties”), in, on or about the Real Property, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or the Landlord Parties. Landlord shall indemnify, defend, protect and hold harmless Tenant from any Losses and Liabilities (i) incurred in connection with or arising from any cause, in, on or about the Common Areas that is not attributable to the negligence of willful misconduct of Tenant or any person claiming by, through or under Tenant or the agents, servants and employees of Tenant or (ii) arising out of the negligence or willful misconduct of Landlord or Landlord’s agents, servants and employees. Should either party be named as a defendant in any suit brought against the other party in connection with or arising out of an event covered by the foregoing indemnity, the indemnifying party shall pay to the indemnified party its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provision of this Lease, to the extent such policies cover the matters subject to the Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for any insurance policies carried by Landlord, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

     Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including fire/water legal liability and a Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$3,000,000 each occurrence
Property Damage Liability	$3,000,000 annual aggregate

Personal Injury Liability	$3,000,000 each occurrence
$3,000,000 annual aggregate
0% Insured’s participation

     Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

     Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

     Business Interruption Insurance in the amount necessary to insure payment of Tenant’s obligations to pay Rent hereunder for a period of not less than twelve (12) months; provided, however, Tenant, at its sole discretion, shall be permitted to self-insure for Business Interruption coverage.

Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates (including endorsements)

thereof to Landlord on or before the Lease Commencement Date and at least twenty (20) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option and upon ten (10) day prior written notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefore.

Additional Insurance Obligations. Notwithstanding anything to the contrary contained in this Lease, in the event of any termination of this Lease pursuant to Article 11 or Article 13 below, Tenant shall assign and deliver to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease.

Landlord’s Insurance. As part of Operating Expenses, Landlord shall carry such insurance with respect to the Building and Project, of the types and amounts as Landlord shall reasonably deem appropriate, based on practices of prudent owners of comparable first-class projects in the Thousand Oaks-Westlake Village, California area, provided, however, Landlord shall carry Commercial General Liability Insurance in a coverage amount at least equal to the minimum coverage required by Tenant.

DAMAGE AND DESTRUCTION

Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises, of which it has actual knowledge, resulting from fire or any other casualty. If the Premises or any common areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2 (ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements installed in the Premises and shall return such Tenant Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant. Upon receipt of Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, any changes to the original construction documents including all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant an abatement of all Rent during the time the Premises or Building are inaccessible or unfit for occupancy for the purposes permitted under this Lease; provided, further, however, that if the damage or destruction is due to the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, invitees or guests, Tenant shall be responsible for any reasonable, applicable insurance deductible (which shall be payable to Landlord upon demand) and there shall be no rent abatement. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant one hundred eighty (180) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies; or (iv) the damage occurs during the last twelve (12) months of the Lease Term. In addition, in the event that Landlord determines that repairs cannot be reasonably completed within one hundred eighty (180) days of the date of the damage or if the damage occurs during the last twelve (12) months of the Lease Term, Tenant shall have the option to terminate this Lease by giving written notice to Landlord of the exercise of such option within thirty (30) days after the occurrence of the damage (in the case of damage occurring during the last twelve months of the Lease Term) or Landlord notifies Tenant of the estimated repair completion date, in which event this Lease shall cease and terminate. Upon such termination, Tenant shall pay any Rent then outstanding, properly apportioned up to the date of termination, and both parties shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

NONWAIVER

No waiver of any provision or breach of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Landlord of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

CONDEMNATION

If the whole or any part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises or Tenant’s parking spaces are taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ASSIGNMENT AND SUBLETTING

Transfers. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3, below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under Section 19.1.7 of this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees, which shall not exceed $1,000.00 per occurrence, within thirty (30) days after written request by Landlord.

Landlord’s Consent. Landlord shall not unreasonably withhold, condition, or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be deemed to be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

     The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

     The Transferee is either a governmental agency or instrumentality thereof (i) which is that of a foreign country, (ii) which is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the quality of the Building, or which would otherwise reasonably offend a landlord of a comparable building located in the vicinity of the Building, (iii) which is capable of exercising the power of eminent domain or condemnation, or (iv) which would significantly increase the human traffic in the Premises or Building;

The Transferee’s intended use of the Premises is inconsistent with the Permitted Use;

     The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

     The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease;

     The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right);

Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s withholding or conditioning of Landlord’s consent unless such withholding or conditioning is found to have been wrongful. If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease, on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer or any improvement allowances provided to Transferee in connection therewith, (ii) any brokerage commissions in connection with the Transfer, and (iii) any costs to buy-out or takeover the previous lease of a Transferee. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), and the Transferee’s Rent and Quoted Rent under Section 14.2 of this Lease, the Rent paid during each annual period for the Subject Space, and the Transferee’s Rent and the Quoted Rent, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent, all such concessions shall be amortized on a straight-line basis over the relevant term.

Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at the end of every calendar year to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period.

Permitted Transfers. Notwithstanding anything to the contrary contained this Article 14, none of (i) an assignment or subletting of all of the Premises to an entity which is controlled by, controls, or is under common control with, Tenant (an “Affiliate”), (ii) a public stock offering, or (iii) an assignment of subletting of all of the Premises to any person or entity resulting from a consolidation or merger with Tenant or to the purchaser of all or substantially all of Tenant’s assets (provided that such person or entity has a net worth equal to Tenant’s net worth as of the date of this Lease), shall be deemed a Transfer, under this Article 14, provided that Tenant notifies Landlord thirty (30) days prior to any such assignment or sublease or public stock offering, and provided further that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease.

Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

SURRENDER OF PREMISES; REMOVAL OF TRADE FIXTURES

Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits, resulting from such failure to surrender.

ESTOPPEL CERTIFICATES

Within fifteen (15) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto, (or such other form as may be required by any prospective mortgagee or purchaser of the Building, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee or purchasers. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year, but not more frequently than once per calendar year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments where such failure continues for a period of three (3) days after the date Tenant receives written notice from Landlord of such failure shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Any such financial statements shall be treated by Landlord as confidential and not disclosed to third parties unless the Tenant is a publicly traded company.

SUBORDINATION

Landlord warrants and represents that as of the date of this Lease, there are no ground or underlying leases of the Real Property nor any mortgages or trust deeds encumbering the Real Property or the Building. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be subject and subordinate thereto. In consideration of, and as a condition precedent to, Tenant’s agreement to permit its interest pursuant to this Lease to be subordinated to any particular future ground or underlying lease of the Building or the Real Property or to the lien of any first mortgage or trust deed, hereafter enforced against the Building or the Real Property and to any renewals, extensions, modifications, consolidations and replacements thereof, Landlord shall deliver to Tenant a commercially reasonable non-disturbance agreement executed by the landlord under such ground lease or underlying lease or the holder of such mortgage or trust deed providing that as long as Tenant is not in default under this Lease, the Lease shall remain in effect for the full Lease Term. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, to attorn, without any deductions or setoffs whatsoever, to the purchaser upon any such foreclosure sale if so requested to do so by such purchaser, and to recognize such purchaser as the lessor under this Lease. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.

DEFAULTS; REMEDIES

Defaults. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

     Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, where such failure continues for a period of five (5) days after notice from Landlord to Tenant that the same is due; or

     Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default, as soon as possible, but in no event exceeding a period of time in excess of sixty (60) days after written notice thereof from Landlord to Tenant; or

     To the extent permitted by law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within sixty (60) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

     The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; or

     The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

Remedies Upon Default. Upon the occurrence of a default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

     Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

     The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

     The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

     The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

     Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

     At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

     Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

     Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means reasonably approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligations required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant, specifying Landlord’s failure to perform, provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may exercise any of its rights provided by law or in equity.

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, within five (5) days after written demand therefor, restore the Security Deposit to its original amount. Any unapplied balance of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

SIGNS

Suite Signage. Landlord shall install and maintain, at Landlord’s sole cost and expense, Building standard suite signage at the entrance to the Premises and the elevator lobby of the Premises.

Building Signage. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed, Tenant shall be permitted to install, at Tenant’s sole cost and expense, building top signage which includes Tenant’s name and or logo (the “Building Signage”) in the location on the Building generally depicted on Exhibit F attached hereto. The Building Signage shall comply with the applicable sign ordinances of the City of Thousand Oaks (the “City”), and Tenant shall obtain a sign permit from the City prior to the installation of the signage. Installation of the Building Signage must occur, if at all, within twelve (12) months of the Commencement Date. The exact location and design of such signage shall be agreed upon prior to such installation and shall be subsequently made a part of this Lease. Notwithstanding the foregoing, in the event that landscaping or any other item planted or installed after the date of the Lease obstructs Tenant’s Building Signage, Tenant shall have the right anytime during the Term to relocate, at Landlord’s sole cost and expense, the Building Signage to a location reasonably approved by Landlord. Any such relocation shall be in compliance with applicable City sign ordinances and Tenant shall obtain, at Landlord’s expense, a sign permit from the City prior to installation of the new signage; provided, however, that if the City or any other third party not controlled by Landlord required the obstruction to be planted or installed, then the cost to relocate the Building Signage and obtain any required permits shall be at Tenant’s sole cost and expense. Upon the termination of the Lease or vacating of the Premises by Tenant (including Tenant’s sublease of the entire Premises), Tenant shall, at Tenant’s sole cost and expense, remove the Building Signage and restore the Building to its prior condition.

Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior written approval of Landlord, in its sole discretion.

Building Directory. Tenant shall be provided one (1) line to display Tenant’s name and location in the Building, and the names of Tenant’s principal employees and subtenants, which cost shall be borne by Landlord.

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall thereafter bear interest until paid at a rate per annum equal to the highest rate permitted by applicable law.

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (which shall be at least twenty-four (24) hours prior notice, except in the case of emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or ground or underlying lessors, or, during the last twelve (12) months of the Lease Term, prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 26, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent and may take such steps as required to accomplish the stated purposes; provided, however, that any such entry shall be accomplished as expeditiously as reasonably possible and so long as such entry shall not unreasonably interfere with Tenant’s business operations. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise agreed to be performed by Landlord herein.

TENANT PARKING

Tenant shall have the right throughout the Lease Term to park in the parking spaces set forth in Section 11 of the Summary. There shall be no charge for any such parking spaces. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking spaces and upon Tenant’s cooperation in seeing that Tenant’s employees and Visitors also comply with such rules and regulations, to the extent that Tenant has control over such individuals. Provided such does not interfere with Tenant’s conduct of business, access to the Premises or Building Landlord specifically reserves the right to change the location, size, configuration, design, layout and all other aspects of the parking spaces in question at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the parking spaces in question for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may totally or partially delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control delegated by Landlord. The parking spaces issued to Tenant pursuant to this Article 27 are provided to Tenant solely for use by Tenant’s own personnel (not including Tenant’s invitees and guests) and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

MISCELLANEOUS PROVISIONS

Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the

Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property and Building and in this Lease, and Tenant agrees that in the event of any such transfer and a transfer of the Security Deposit, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit (provided that Landlord notifies Tenant of the identity of the transferee promptly after the transfer of the Security Deposit), and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

Prohibition Against Recording. Except as provided in Section 28.3 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

Time of Essence. Time is of the essence of this Lease and each of its provisions.

Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Building or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 28.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, the “Force Majeure”), except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease, and except as to Tenant’s obligations under Articles 5 and 24 of this Lease notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

Notices. All notices, demands, statements, approvals or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, nationally recognized overnight courier, facsimile, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 28.18 or upon the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

Attorney’s Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 28.24 shall survive the expiration or earlier termination of the Lease Term.

Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and to maintain any and all signs on the exterior and to install, affix and maintain any and all signs on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed.

Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities,

Successors. Except as otherwise expressly provided herein, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto; provided, however, that no assignment, sublease or other transfer in violation of the provisions of Article 14 shall operate to vest any rights in any putative assignee, subtenant or transferee of Tenant.

Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Real Property, including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except to the extent that such work prevents Tenant from conducting its business in the Premises or any portion thereof. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations. Landlord agrees to provide Tenant with reasonable advance notice of the Renovations and to schedule the work at such times and in such a manner as to minimize disruption to the conduct of Tenant’s business at the Premises.

No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Building in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Buildings shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition. Landlord makes no representation or assurances with regard to the suitability, available or capacity of the Building’s telephone and communication distribution network or risers within or service to the Building for Tenant’s communication needs.

Tenant’s Option to Terminate. Tenant shall have two (2) options to terminate the Lease (collectively the “Termination Option”) effective as of the (i) last day of the sixtieth (60th) month or, if not so terminated, (ii) the last day of the eighty-fourth (84th) month of the initial Lease Term. The Termination Option must be exercised by Tenant by written notice (“Notice of Termination”) to Landlord delivered no later than nine (9) months prior to each respective effective termination date. The Notice of Termination must be accompanied by a fee equal to the sum of the then unamortized (i) cost of Tenant Improvements, (ii) leasing commissions paid by Landlord under this Lease, and (iii) Abated Base Rent.

Option to Extend Term. Provided Tenant is not then in default after the expiration of applicable notice and cure periods, Tenant shall have the option to extend the Lease Term for one additional five (5) year period (the “Extended Term”), commencing the next calendar day after the expiration of the initial Lease Term (the “Option”). The Option shall apply only to the entirety of the Premises, and Tenant shall have no right to exercise the Option as to only a portion of the Premises. Tenant may exercise the Option by written notice to Landlord (the “Option Notice”) delivered no more than twelve (12) and no less than nine (9) months prior to the Termination Date.

     Fixed Monthly Rent Payable. The Rent payable by Tenant during the Extended Term (“Option Rent”) shall be equal to 95% of the Fair Market Value of the Premises as of the commencement date of the Extended Term but shall not be less than the sum of Base Rent and Tenant’s Share of Operating Expenses payable by Tenant for the last month of the initial Lease Term. The term “Fair Market Value” shall be defined as the effective rent reasonably achievable by landlords in the Westlake Village sub-market of the Conejo Valley, and shall include but not be limited to, all economic benefits obtainable by landlords, such as fixed monthly rent (including periodic adjustments), additional rent in the form of operating expense reimbursements, and any and all monetary or non-monetary concessions that may be given in the market place to a non-renewal tenant, as is chargeable for a similar use of comparable space in the geographic area of the Premises. Landlord and Tenant shall have thirty (30) days (the “Negotiation Period”) after Landlord receives the Option Notice in which to agree on the Fair Market Value. If Landlord and Tenant agree on the Fair Market Value during the Negotiation Period, they shall immediately execute an amendment to the Lease extending the Term and stating the Fair Market Value.

     Appraisers to Set Fixed Rent. If Landlord and Tenant are unable to agree on the Fair Market Value during the Negotiation Period, then:

          Landlord and Tenant, each at its own cost, shall select an independent real estate appraiser or real estate broker with at least ten (10) years full-time commercial appraisal or brokerage experience in the area in which the Premises are located, and shall provide written notice to the other party of the identity and address of the appraiser so appointed. Landlord and Tenant shall make such selection within ten (10) days after the expiration of the Negotiation Period.

          Within thirty (30) days of having been appointed to do so (the “Appraisal Period”), the two (2) appraisers so appointed shall meet and set the Fair Market Value for the Extended Term. In setting the Fair Market Value, the appraisers shall solely consider the use of the Premises for general office purposes.

     Failure by Appraisers to Set Fair Market Value. If the two (2) appointed appraisers or brokers are unable to agree on the Fair Market Value within ten (10) days after expiration of the Appraisal Period, they shall elect a third appraiser of like or better qualifications, and who has not previously acted in any capacity for either Landlord or Tenant. Landlord and Tenant shall each bear one half of the costs of the third appraiser’s fee. Within thirty (30) days after the selection of the third appraiser (the “Second Appraisal

Period”) the Fair Market Value for the Extended Term shall be set by a majority of the appraisers now appointed. If a majority of the appraisers are unable to set the Fair Market Value within the Second Appraisal Period, the three (3) appraisers shall individually render separate appraisals of the Fair Market Value, and their three (3) appraisals shall be added together, then divided by three (3); resulting in an average of the appraisals, which shall be the Fair Market Value during the Extended Term. However, if the low appraisal or high appraisal varies by more than ten percent (10%) from the middle appraisal, then one (1) or both shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting average shall be the Fair Market Value. If both the low and high appraisal are disregarded, the middle appraisal shall be the Fair Market Value for the Premises during the Extended Term. The appraisers shall immediately notify Landlord and Tenant of the Fair Market Value so established, and Landlord and Tenant shall immediately execute an amendment to the Lease, extending the Term and revising the Fixed Rent payable pursuant to the Fair Market Value so established.

     No Assignment of Option. This Option may be exercised only by the original Tenant signing the Lease or an Affiliate (as such term is defined in Section 14.6 above), and shall be null, void and of no further force or effect as of the date that Tenant assigns the Lease to an unaffiliated entity and/or subleases more than forty-nine percent (49%) of the total Rentable Area of the Premises.

Tenant’s Holdover at 26580 Agoura Road, Calabasas, California. Unless there is a delay due to Force Majeure, Landlord shall agree to reimburse Tenant for holdover charges in excess of normal monthly base rent imposed by Tenant’s current landlord, Arden Realty, at 26580 Agoura Road, Calabasas, California, from and after January 17, 2004; provided however that Landlord’s reimbursement obligation to Tenant shall be calculated only upon the rentable square feet contained in the Premises. By way of example, if Tenant is paying $3.00 per rentable square foot holdover base rent in Calabasas and that base rent is $0.50 more than the base rent Tenant paid before it held over, then Landlord’s obligation to reimburse Tenant would equal $0.50 times 22,409 rentable square feet per month or $11,204.50. Tenant shall provide Landlord with a copy of its lease for the property in Calabasas upon the execution of this Lease.

Right of First Offer. Tenant shall have a “three-time” right of first offer (the “ROFO”) to lease all space available or that which may come available on the first floor of the Building (“First Offer Space”), provided that the ROFO shall be subordinate to the existing rights of existing tenants. If Landlord desires to lease the First Offer Space, and assuming no existing tenants have exercised their rights to lease the First Offer Space, Landlord shall offer the First Offer Space to Tenant by written notice (the “First Offer Notice”). Tenant must exercise the ROFO, if at all, within ten (10) days after Landlord has delivered the First Offer Notice. The rental rate for any First Offer Space leased within the first eighteen (18) months of the Commencement Date shall be at the then current rental rate as that for the initial space with the same Base Year and a Tenant Improvement allowance package equal to the unamortized portion of the improvements which were provided by Landlord for the initial space. Any space leased after 18 months of the Lease term shall be at Fair Market Rate as defined in Section 28.35 hereof.

Hazardous Materials. Landlord represents and warrants that any handling, transportation, storage, treatment or use of hazardous or toxic substance, material or waste (collectively, “Hazardous Materials”) that have occurred on the Property, including the Premises, prior to the Commencement Date have been in compliance with all applicable federal, state, and local laws, regulations and ordinances; that no leak, spill, release, discharge, emission or disposal of Hazardous Materials has occurred on the Property, including the Premises, prior to the Commencement Date; that the soil, groundwater, and soil vapor on or under the Property, including the Premises, are free of Hazardous Materials as of the Commencement Date and; that as of the Commencement Date the Building will not contain any asbestos or PCBs, and the Property does not contain any underground storage tanks. Landlord agrees to indemnify Tenant and its officers, employees and agents from any claims, judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims) or loss including attorneys’ fees, consultant fees, and expert fees which arise during or after the Lease Term from or in connection with a breach of the representations and warranties contained in this Section 28.38. In the event that Landlord gains knowledge of the existence of any Hazardous Materials in, on or under the Real Property, Building, or the Premises, Landlord shall immediately take actions to remediate any and all Hazardous Materials, which cost shall be borne solely by Landlord. This section survives the Term of this Lease..

Antenna Installation. Landlord will allow Tenant to install and maintain, on the roof of the Building at a location selected by Tenant, an array of communication antennae and related antennae support system (collectively, the “Antennae System”). As part of the initial Tenant Improvement work, Landlord shall provide a conduit from the Premises to the roof for use in connecting the Antennae System cabling. Tenant shall bear all costs associated with the installation of the Antennae System, including all permits and fees. Tenant shall be responsible for any damage to the roof caused by the Antennae System and shall be responsible for removal of the Antennae System and repair of the roof upon the expiration or termination of the Lease. There shall be no charge to Tenant for occupying such space on the roof or within the Building conduit.

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Lease as of the day and date first above written.

“Landlord”:

Grenhill Development Corporation,
a California corporation

By:	Sarwono Sutrisno

Its: President

“Tenant”:

Tekelec,
a California corporation

By:	Paul J. Pucino

Its: Chief Financial Officer

EXHIBIT A

OUTLINE OF PREMISES

EXHIBIT B

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Real Property.

• Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

• All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

• Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Real Property during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

• No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. No service deliveries (other than messenger services) will be allowed between hours of 4:00 p.m. to 6:00 p.m., Monday through Friday. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

• No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such specific elevator as shall be designated by Landlord.

• The requirements of Tenant will be attended to only upon application at the management office for the Real Property or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

• Tenant shall not disturb, solicit, or canvass any occupant of the Real Property and shall cooperate with Landlord and its agents of Landlord to prevent the same.

• The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

• Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s prior written consent.

• Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

• Tenant shall not use or keep in or on the Premises, the Building, or the Real Property any kerosene, gasoline or other inflammable or combustible fluid or material.

• Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

• Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Real Property by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.

• Tenant shall not bring into or keep within the Real Property, the Building or the Premises any animals, birds, bicycles or other vehicles.

• No cooking shall be done or permitted on the Premises, nor shall the Promises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

• Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

• Landlord reserves the right to exclude or expel from the Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

• Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, halls, stairways, elevators, or any common areas of the Building for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

• Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

• Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Building without violation of any law or ordinance governing such disposal. All trash, garbage and ref use disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

• Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

• Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

• No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or the common areas of the Building.

• The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

• Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to Landlord.

• Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, and the Real Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive, any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Real Property. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

(1)	Re: Office Lease dated , 2004 between Grenhill Development Corporation, a California corporation (“Landlord”), and Tekelec, a California corporation (“Tenant”) concerning floor(s) two (2) and three (3) of the office building located at 4580 E. Thousand Oaks Boulevard, Westlake Village, California.

Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1. The Premises are Ready For Occupancy, and the Lease Term shall commence on or has commenced on                     , 2005 for a term of ten (10) years ending on                    , 2015. Rent commenced to accrue on                                        , in the amount of                     .

• If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

• Your rent checks should be made payable to                                          at                                         .

• The exact number of rentable square feet within the Premises is                      square feet.

• Tenant’s Share as adjusted based upon the exact number of rentable square feet within the Premises is                     %.

“Landlord”:

Grenhill Development Corporation,
a California corporation

By:

Its:

By:

Its:

Agreed to and Accepted as of ________________, 200_.

“Tenant”:

Tekelec, a California corporation

By:

Its:

EXHIBIT D

TENANT WORK LETTER

Section 1 CONSTRUCTION DRAWINGS

A. Final Plans. The Tenant Improvements shall be constructed substantially as shown on the conceptual space plan delivered to Landlord on October 29, 2004 (the “Final Space Plan”) for the Premises prepared by Heney Dong & Associates (the “Designer”) who has been retained by Tenant to create a space plan designating a layout suitable to the Tenant’s needs. A copy of the Final Space Plan and the final keynotes thereto are attached hereto as Exhibit G. The Final Space Plan includes a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein as well as a reasonable amount of detail so that the Construction Drawings may be prepared. The fees of the Designer shall be reimbursed to Tenant by Landlord up to a maximum of $0.12 per rentable square foot of the Premises within fifteen (15) days of receipt of paid invoices from Tenant verifying that the Designer has been paid.

B. Selection of Architect/Construction Drawings. Landlord shall retain its own architect/space planner (the “Architect”) to prepare Construction Drawings to perform the services indicated in Schedule 1. Landlord shall retain engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the Final Space Plan and shall be subject to the reasonable approval of the Tenant and Tenant’s agents. Landlord and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Landlord and Architect shall be solely responsible for the same, and Tenant shall have no responsibility in connection therewith. Tenant’s review of the Construction Drawings, shall be the sole purpose determining compliance with Final Space Plans and design criteria and shall not imply review of engineering, Code compliance, impact to base building or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Tenant or its representative, and notwithstanding any design comments or program comments which may be rendered to Landlord by Tenant’s representative, Tenant shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

C. Final Working Drawings. Landlord shall enlist Engineers and Architect to assist Tenant in evaluating requirements for Tenant’s standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to ensure all Tenant’s requirements for operation are to completely represented in the “Final Working Drawings” (as that term is defined in below). On or before the date set forth in Section 5 below, Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Tenant for Tenant’s reasonable approval. Landlord may also submit the same to the appropriate municipal authorities for all applicable building permits. Landlord shall supply Tenant with two (2) full size sets and (2) half size sets signed by the Architect of such Final Working Drawings. Tenant shall advise Landlord within five (5) business days after Tenant’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Landlord is so advised, Landlord shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Tenant in connection therewith.

Approved Working Drawings. The Final Working Drawings shall be approved by Tenant and Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Landlord. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of both Landlord and Tenant, which consent may not be unreasonably withheld.

E. Cost Proposal. After the Approved Working Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings for constructing the Tenant Improvements, which cost proposal shall include, as nearly as possible, a detailed break-down by sub-trade — and unit costs (the “Cost Proposal ”). Landlord and Tenant shall meet and approve the amount of the Cost Proposal. The amount of the Cost Proposal to be paid by Landlord shall be the sum of $688,800 (the “Landlord Contribution”). Any portion of the Cost Proposal in excess of the Landlord Contribution shall be paid by Tenant (“Tenant Contribution”). Included in the Tenant Contribution shall be a three percent (3%) construction management fee payable to Landlord on all hard costs within the Cost Proposal that exceed the Landlord Contribution. Landlord shall be released to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items upon the approval of the Cost Proposal by the parties. The date on which the parties approve the Cost Proposal shall be known hereafter as the “Cost Proposal Date ”. Tenant shall deliver the Tenant Contribution to Landlord on or before the date set forth in Article 5.

F. Time Deadlines. Landlord and Tenant shall use their best efforts and all due diligence to cooperate with the Architect, the Engineers, and each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the Cost Proposal as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described herein are set forth and further elaborated upon in Section 5 below (the “Time Deadlines ”). Landlord and Tenant agree to act in a timely manner in order to facilitate compliance with the Time Deadlines.

Section 2 CONSTRUCTION OF THE TENANT IMPROVEMENTS

A. The Contractor. A general contractor shall be selected by way of competitive proposals from no fewer than two (2) contractors mutually agreed to by Tenant and Landlord. Landlord and Tenant shall together review detailed proposal and scope. Contractor shall be retained by Landlord to construct the Tenant Improvements, subject to the approval of Tenant, which shall not be unreasonably withheld, conditioned, or delayed.

B. Tenant’s Agents — Landlord recognizes that Tenant will enlist its own contactors, suppliers and furniture installers (the “Tenant’s Vendors”) to provide material and labor to the Premises during the course of construction of the Tenant improvements. Landlord shall make all reasonable efforts to accommodate Tenant Vendors and shall cause the Contractor to coordinate its work with Tenant’s Vendors.

C. Parking — Landlord shall provide free parking for all Tenant’s Vendors and the General Contractor’s forces.

D. Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

E. Inspection by Tenant. Tenant and Tenant’s agents shall have the right to inspect the Tenant Improvements at all times, provided however, that Tenant’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Tenant’s rights hereunder nor shall Tenant’s inspection of the Tenant Improvements constitute approval of the same. Should Tenant or Tenant’s agents disapprove any portion of the Tenant Improvements, Tenant shall notify Landlord in writing of such disapproval and shall specify the items disapproved. Any defects in the Tenant Improvements or deviations from the Approved Working Drawings shall be rectified by Landlord at no expense to Tenant.

F. Warranties – All work installed by Landlord, its agents, employees, third party vendors or the general contractor shall be warranted by the Landlord for the duration of the initial Lease Term.

G. Meetings. Commencing upon the execution of this Lease, Landlord and Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord. Tenant and/or its agents shall receive prior notice of, and, upon Tenant’s request, certain of Landlord’s Agents shall attend such meetings. One such meeting each month shall include the review of Contractor’s current request for payment.

H. Schedule. Landlord will provide Tenant with Design and Construction schedule prepared by the Architect and Contactor indicating in detail the design and construction phases for coordination with Tenant’s Agents.

I. Construction Approval. Contractor shall provide invoices to the Landlord with copies to the Architect and Tenant on a monthly basis. Upon written authorization from the Architect (whose responsibility it is to determine if the work has been completed to the extent represented by the contractor) and written authorization from the Tenant or Tenant’s Representative, the Landlord shall pay the Contractor directly.

Section 3.	COMPLETION OF THE TENANT IMPROVEMENTS; COMMENCEMENT DATE

A. Substantial Completion. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon (i) the issuance of a certificate of occupancy for the Building, (ii) the issuance of a certificate of occupancy or temporary certificate of occupancy for the Premises, and (iii) the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any Punch List Work and any tenant fixtures, workstations, built-in furniture other than the main reception desk, or equipment to be installed by Tenant or under the supervision of Contractor.

B. Delay of the Substantial Completion of the Premises. Except as provided in this Section 3B, the Commencement Date and Tenant’s obligation to pay rent for the Premises shall occur as set forth in Article 2 of the Lease. If there shall be a delay or there are delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in Article 2 of the Lease, as a direct, indirect, partial, or total result of:

(i)	Tenant’s failure to comply with the Time Deadlines;

(ii)	Tenant’s failure to timely approve any matter requiring Tenant’s approval;

(iii)	A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

(iv)	Tenant’s request for changes in the Approved Working Drawings;

(v)	Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, Landlord’s standard improvement package items for the Building;

(vi)	Changes to the base, shell and core work of the Building required by the Approved Working Drawings; or

(vii)	Any other acts or omissions of Tenant, or its agents, or employees,

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the Lease Commencement Date shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred.

Section 4 MISCELLANEOUS

A. Tenant’s Representative. Tenant has designated Dan Detwiler as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

B. Landlord’s Representative. Landlord has designated Dawn Pardinas as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

C. Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

D. Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agent do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Tenant access to the Premises pursuant to Section 2 of the Lease prior to the Substantial Completion of the Premises for the purpose of Tenant installing fixtures and equipment (including Tenant’s data and telephone equipment) in the Premises; provided however, that prior to such entry to the Premises, Tenant shall provide evidence reasonably satisfactory to Landlord that Tenant’s insurance, as described in Section 10.3 of the Lease shall be in effect as of the time of entry. Such permission may be revoked at any time upon twenty-four hours’ notice, upon an explanation of a reasonable and justified cause, and Tenant and Tenant’s Vendors shall not interfere with Landlord or Contractor in completing the Building or the Tenant Improvements.

E. Punch List Work. Landlord shall inform Tenant in writing one (1) week prior to the expected date of Substantial Completion, so that the parties can arrange for and conduct a walk through of the Premises on the expected date of Substantial Completion. Within thirty (30) days after Substantial Completion, Tenant shall prepare and deliver to Landlord a list of any items comprising Punch List Work. Promptly following receipt of such list, Landlord shall cause Contractor to promptly complete the Punch List Work in a manner that minimizes disruption to Tenant’s business operations.

Section 5 TIME DEADLINES

Actions to be Performed	Dates
A. Landlord and Tenant review and finalize Tenant’s list for Tenant Improvements	November 8, 2004 through November 17, 2004 (Completed)
B. Receive Contractor’s estimate for construction based on Final Space Plan	November 12, 2004 (Completed)
C. Landlord and Tenant sign off on Space Plan and key notes based on construction costs and material used	Week of November 15, 2004 (Completed)
D. Begin draft construction drawings based on signed off Space Plan and key notes	November 18, 2004 (In progress as of December 3, 2004)
E. Submit construction drawings to City of Thousand Oaks, Landlord & Tenant for review and comment	December 17, 2004
F. Receive construction drawing red-line comments from Landlord and Tenant	December 29, 2004
G. Receive construction drawing red-line comments from City of Thousand Oaks; Landlord to provide Tenant with construction bid based on Approved Working Drawings.	January 7, 2005
H. Re-submit construction drawings to City of Thousand Oaks	January 12, 2005
I. Receive construction permit	Week of January 19, 2005
J. Receive certificate of occupancy for Building	Not applicable to T. I.

EXHIBIT D

SCHEDULE 1

DESCRIPTION OF BASE BUILDING IMPROVEMENTS

The following is a description of Base Improvements for the Premises. Any items not specifically identified are intended to be included with the Tenant Improvements.

The building consist of three (3) story steel framed construction with surface parking. The exterior finish is exterior stucco with brick accent, concrete tile roof and bronze glazing in bronze aluminum frames throughout. The front entry to the building has geometrically designed window wall system with a lighted open effect.

1)	Completed men’s and women’s restrooms to include 48” height ceramic tile on 2 walls only – “wet walls” and complete tile on the entire floor with a floor drain. The restrooms shall contain high quality fixtures, adequately sized mirrors, and the countertops shall be of stone material provided at Landlord’s expense.

2)	Completed telephone/electrical closets on each floor, properly vented and lighted. Tenant’s telephone and communication equipment to be located in Premises.

3)	Completed are painted and carpeted stairwells to include required lighting, excluding exit lighting within the Premises.

4)	The HVAC system in place is comprised of 9 individual package units ranging from 3 tons and up to 12 1/2 tons for ultimate flexibility of zoning and lower operating cost. The base building will include fully air-conditioned corridors, stairs, and lobbies with digital control systems.

5)	The main building lobby will be finished with stone or tile flooring, laminated panel walls, and drywall ceiling with downlights.

6)	The common corridors on all floors are approximately 5’0” feet wide through the central portion of the building with 9’-0” high ceiling. Finish paint and/or wall covering in the corridor. The perimeter of the inside exterior walls shall have completed studs with insulation installed prior to Tenant Improvements at Landlord’s expense. Interior columns in lease space will be dry wall taped for future finish. Required corridor walls will be finished on corridor side only. Half the cost of corridor demising partitions will be charged against the Tenant Improvement allowance.

7)	All floors shall be delivered finished smooth (wall to wall) and shall be flat to a level of one-quarter (1/4) inch over ten (10) feet in any direction (noncumulative). The floors shall be ready to accept floor covering, with only minor floor-floating required.

8)	The premises shall be provided with sprinkler risers, mainlines, branch lines and heads as required by local codes for unoccupied space. The cost of any modifications to base system shall be deducted from the Tenant Improvement allowance.

9)	An electrical system shall be properly installed in the Building using high quality components consisting of 2,000 amps, 480/277 volt, 3 phase, 4 wire service located in the completed electrical room. Primary electrical service to the Building shall be installed and wired with pad mounted transformer in an acceptable location. Adequate power shall be transformed for house power (to include but not be limited to exterior lighting, landscaping controls, parking lot lighting, etc.).

10)	The loading capacity of all “upper” floors shall be a minimum live load of eighty (80) pounds per square foot and a minimum dead load of twenty (20) pounds per square foot.

11)	One (1) elevator of adequate size and capacity to serve the building will be provided to service all three (3) floors.

12)	Interior Building Standard Specifications:

Entry Door/Frames:	Aluminum door frame with single glass opening.

Entry Door Hardware:	Overhead Concealed closers.

Interior Door/Frame:	3’ x 8’ solid core door with Red Oak Veneer faces and edges and stained Finish. Western Integrated Black Aluminum Door frame.

Interior Door Hardware:	Schlage “D” series (non-mortise) lever #17 (finish 626).

Demising Partitions:	3 5/8” 25 gauge metal studs @ 24” on center from floor to slab above with l layer of 5/8” type X Gypsum board each side with R-11 sound insulation between studs.

Interior Partitions:	3 5/8” 25 gauge metal studs @ 24” on center from floor to 6” above ceiling grid with 5/8” gypsum board each side.

Ceiling Grid and Tile:	Donn Products Standard 2’ x 2’ fineline 1/8” grid with Armstrong Minatone 24” x 24” x 3/4” USG Olympia Micro Clima Plus tiles at 9’2” above finish floor.

Resilient Flooring:	12” x 12” x 1/8” vinyl composition tile “VCT” from Armstrong Excelon Standard.

Carpet and Base:	31 oz. Nylon carpet glue down. 4” vinyl base with carpet base at corridors.

Painting:	Dunn Edwards eggshell latex paint. One prime and one Finish cost from building standard selections.

Fire Sprinklers:	Fully sprinklered suites with semi-recessed heads per code.

Electrical Outlets:	Standard electrical plugs and cover plates (white) 2 per 1,500 square feet.

Switches:	Standard (white single pole silent type toggle switch per Title 24 calculations.

Dedicated Outlets:	20 amp dedicated outlet. Two (2) per suite.

Telephone Outlets:	Telephone/data outlet, one (1) per office (white).

Lighting Fixtures	2’ x 4’ recessed fixture with parabolic lenses. Down lights, recessed Lithonia fixture, 100 watt lamps.

Suite Door Signage:

Fire/Life Safety:	Emergency smoke detectors as required by code.

Window Coverings:

EXHIBIT E

ESTOPPEL CERTIFICATE

TO:

Attn:

Tekelec (“Tenant”) hereby certifies as follows:

1. The undersigned is the Tenant under that certain Office Lease dated                     , 20___(the “Lease”), executed by Grenhill Development Corporation (“Landlord”) as Landlord and the undersigned as Tenant, covering a portion of the property located at 4580 E. Thousand Oaks Boulevard, Westlake Village, California (the “Property”).

2. Pursuant to the Lease, Tenant has leased approximately 22,409 square feet of space (the “Premises”) at the Property and has paid to Landlord a security deposit of $16,176.57. The term of the Lease commenced on January 15, 2005 and the expiration date of the Lease is January 14, 2015. Tenant has paid rent through                     , 20___. The next rental payment in the amount of $                     is due on                     , 20___. Tenant is required to pay ___percent (___%) of all annual operating expenses for the Property in excess of                     .

3. Tenant is entitled to eighty five (85) parking spaces at a charge of $                     per month per space.

4. The Lease provides for an option to extend the term of the Lease for ___years. The rental rate for such extension term is as follows:                                                                                                                         . Except as expressly provided in the Lease, and other documents attached hereto, Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Property, nor any preferential right to purchase all or any part of the Premises or the Property.

5. True, correct and complete copies of the Lease and all amendments, modifications and supplements thereto are attached hereto and the Lease, as so amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Landlord with respect to the Premises and the Property. There are no amendments, modifications or supplements to the Lease, whether oral or written, except as follows (include the date of such amendment, modification or supplement).

6. All space and improvements leased by Tenant have been completed and furnished in accordance with the provisions of the Lease, and Tenant has accepted and taken possession of the Premises.

7. Landlord is not in any respect in default in the performance of the terms and provisions of the Lease. Tenant is not in any respect in default under the Lease and has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises.

     8. There are no offsets or credits against rentals payable under the Lease and no free periods or rental concessions have been granted to Tenant, except as follows:                                                                                                     .

     9. Tenant has no actual or constructive knowledge of any processing, use, storage, disposal, release or treatment of any hazardous or toxic materials or substances on the Premises or the Property except as follows (if none, state “none”):                                                                                                                         .

     This Certificate is given to                                          with the understanding that                      will rely hereon in connection with the conveyance of the Property of which the Premises constitute a part to                     . Following any such conveyance, Tenant agrees that the Lease shall remain in full force and effect and shall bind and inure to the benefit of the                      and its successor in interest as if no purchase had occurred.

DATED: , 2004	“TENANT”

[ATTACH LEASE AND AMENDMENTS TO THIS CERTIFICATE]

EXHIBIT F

DEPICTION OF BUILDING SIGNAGE LOCATION

[GRAPHIC]

EXHIBIT G

COPY OF FINAL SPACE PLAN WITH KEYNOTES

[GRAPHIC DEPICTION]